Exhibit 99

FOR IMMEDIATE RELEASE

Summary:	Mercantile Bankshares Corporation Announces 8.6% Increase in Quarterly Cash Dividend

BALTIMORE, MARYLAND, May 6, 2005 — Edward J. Kelly, III, Chairman of the Board, President and Chief Executive Officer of Mercantile Bankshares Corporation (Nasdaq: MRBK) announced that, at a meeting held today, the Directors declared a quarterly dividend of $0.38 per share on the common stock, payable June 30, 2005, to stockholders of record as of May 16, 2005. The $0.38 dividend is an 8.6% increase over the $0.35 dividend per share paid in prior quarters. This marks the 29th consecutive year of dividend increases.

Mercantile Bankshares Corporation, with more than $14 billion in assets, is a regional multibank holding company with headquarters in Baltimore, Maryland. Its 11 member banks serve communities in Maryland, Washington, D.C., Northern Virginia, the Delmarva Peninsula and southern Pennsylvania from more than 220 locations. The banks provide a comprehensive array of banking, investment and wealth management services for individuals, businesses, institutions and nonprofits. Additional information is available at www.mercantile.com.

Contact:
David E. Borowy
Investor Relations
410-347-8361
david.borowy@mercantile.com